Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Bernard J. Kilkelly
           Vice President, Investor Relations
Phone :    212-303-4349
E-mail:    bernie-kilkelly@dlfi.com

 DELPHI FINANCIAL REPORTS 17% INCREASE IN FOURTH QUARTER OPERATING EPS TO $0.77;
                   2006 OPERATING EPS INCREASES 19% TO $2.86;
                     2006 NET INCOME PER SHARE REACHES $2.79

Wilmington, Delaware - February 13, 2007 - Delphi Financial Group, Inc. (NYSE:
DFG) announced today that net income in the fourth quarter of 2006 was $40.2 million or $0.78 per share, compared to $29.2 million or $0.58 per share in the fourth quarter of 2005. In the fourth quarter of 2006, net income per share included after-tax realized investment gains of $0.01. In the fourth quarter of 2005, net income per share included after-tax realized investment gains of $0.01 and losses from discontinued operations of $(0.09). Prior period per share amounts have been restated to reflect the 3-for-2 common stock split effected on June 1, 2006.

Operating earnings (1) in the fourth quarter of 2006 increased 19% to $39.5 million from $33.3 million in the fourth quarter of 2005. Operating earnings per share rose 17% to $0.77 from $0.66 a year ago. Operating earnings for full-year 2006 increased 20% to $145.6 million compared to $120.8 million a year ago, while operating earnings per share grew 19% to $2.86 per share from $2.40 per share for full-year 2005.

Net income for full-year 2006 was $142.1 million or $2.79 per share, compared with $113.3 million or $2.25 per share a year ago. Net income for full-year 2006 included after-tax realized investment losses of $(0.6) million or $(0.01) per share and losses from discontinued operations of $(2.9) million or $(0.06) per share. Net income for full-year 2005 included after-tax realized investment gains of $5.9 million or $0.12 per share and losses from discontinued operations of $(13.4) million or $(0.27) per share.

Core group employee benefit premiums in the fourth quarter of 2006 grew 16% from the fourth quarter a year ago, reaching $283 million. This growth was driven by an 18% increase in group disability premiums at Delphi's Reliance Standard Life subsidiary and a 15% increase in premiums from excess workers' compensation insurance at Delphi's Safety National subsidiary. The combined ratio in group employee benefits insurance in the fourth quarter of 2006 was 93.6%, compared with 93.7% in the fourth quarter of 2005. For the full-year 2006, the combined ratio in group employee benefits insurance was 93.2%, compared with 94.1% in 2005.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Delphi's strong growth in the fourth quarter was above our expectations and enabled us to exceed the earnings guidance we provided at the beginning of 2006. We outperformed our internal targets for all key metrics, including premium growth, combined ratio, invested asset growth and investment yield. Two notable achievements during the year that boosted our premium growth were the formation of our new CDS turnkey disability division at Reliance Standard and our successful renewals at Safety National of more than half of the former excess workers' compensation clients of Employers Re."

DELPHI FINANCIAL REPORTS 17% INCREASE IN FOURTH QUARTER 2006
OPERATING EPS TO $0.77                                                    PAGE 2

Mr. Rosenkranz added, "We continue to be optimistic about Delphi's outlook for strong earnings growth as we capitalize on ongoing positive trends in our insurance businesses. We expect continued growth in Reliance Standard's small-case niche and turnkey disability operation, and the market for excess workers' compensation at Safety National remains firm. In Safety National's important January renewal season, we have experienced continued strong demand for our excess coverage along with steady rates and improvements in contract terms."

Delphi's net investment income in the fourth quarter of 2006 was $69.9 million, a gain of 14% from $61.3 million in the same quarter a year ago. Invested assets at December 31, 2006 were $4.5 billion, an increase of 15% from $3.9 billion at December 31, 2005. The pre-tax equivalent yield on the Company's investment portfolio in the fourth quarter of 2006 was 6.6%, unchanged from the same period a year ago. Delphi's shareholders' equity was $1.2 billion at December 31, 2006, up 14% from a year ago. Book value per share before accumulated other comprehensive income (2) rose 13% to $23.35 at December 31, 2006, from $20.59 at December 31, 2005.

CONFERENCE CALL

On February 14, 2007 at 11:00 AM (Eastern time), Delphi will broadcast the Company's fourth quarter 2006 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on February 14, 2007. Investors can also download Delphi's fourth quarter 2006 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expects," "believes," "anticipates," "intends," "judgment," "outlook" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

DELPHI FINANCIAL REPORTS 17% INCREASE IN FOURTH QUARTER 2006
OPERATING EPS TO $0.77                                                    PAGE 3

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1) Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, as applicable. After-tax net realized investment gains (losses) were $0.7 million and $0.3 million, or $0.01 per share and $0.01 per share, for the fourth quarter of 2006 and 2005, respectively, and $(0.6) million and $5.9 million, or $(0.01) per share and $0.12 per share for the full year of 2006 and 2005, respectively. After-tax losses from discontinued operations was $(3,000) and $(4.4) million, or $0.00 per share and $(0.09) per share, for the fourth quarter of 2006 and 2005, respectively, and $(2.9) million and $(13.4) million, or $(0.06) per share and $(0.27) per share for the full years 2006 and 2005, respectively. The Company believes that because realized investment gains and losses and discontinued operations arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains or losses may be realized based on management's decision to dispose of an investment, and investment losses may be realized based on management's judgment that a decline in the market value of an investment is other than temporary. Discontinued operations occur based on management's decision to exit or sell a particular business. Thus, realized investment gains and losses and results from discontinued operations are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. All per share amounts are on a diluted basis.

(2) Diluted book value per share before accumulated other comprehensive income, which is a non-GAAP financial measure, is based on shareholders' equity excluding the effect of accumulated other comprehensive income. The Company believes that, because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP, this non-GAAP measure is useful in analyzing the Company's operating trends.

                                      ####

                     DELPHI FINANCIAL GROUP, INC.
                      NON-GAAP FINANCIAL MEASURES
                        RECONCILIATION TO GAAP
           (Unaudited; in thousands, except per share data)

                                                                       Three Months Ended                Twelve Months Ended
                                                                 -------------------------------   -------------------------------
                                                                   12/31/2006       12/31/2005       12/31/2006       12/31/2005
                                                                 --------------   --------------   --------------   --------------
INCOME STATEMENT DATA
---------------------

Operating earnings (Non-GAAP measure)                            $       39,515   $       33,304   $      145,561   $      120,832
   Net realized investment gains (losses), net of taxes                     664              305             (558)           5,852
                                                                 --------------   --------------   --------------   --------------
     Income from continuing operations                                   40,179           33,609          145,003          126,684
   Discontinued operations, net of taxes                                     (3)          (4,391)          (2,935)         (13,350)
                                                                 --------------   --------------   --------------   --------------
Net income (GAAP measure)                                        $       40,176   $       29,218   $      142,068   $      113,334
                                                                 ==============   ==============   ==============   ==============
Diluted results per share of common stock:
   Operating earnings (Non-GAAP measure)                         $         0.77   $         0.66   $         2.86   $         2.40
     Net realized investment gains (losses), net of taxes                  0.01             0.01            (0.01)            0.12
                                                                 --------------   --------------   --------------   --------------
       Income from continuing operations                                   0.78             0.67             2.85             2.52
     Discontinued operations, net of taxes                                    -            (0.09)           (0.06)           (0.27)
                                                                 --------------   --------------   --------------   --------------
   Net income (GAAP measure)                                     $         0.78   $         0.58   $         2.79   $         2.25
                                                                 ==============   ==============   ==============   ==============

                                                                                                     12/31/2006       12/31/2005
                                                                                                   --------------   --------------
BALANCE SHEET DATA
------------------

Shareholders' equity, excluding accumulated other
   comprehensive income (Non-GAAP measure)                                                         $    1,155,675   $    1,012,775
   Add:  Accumulated other comprehensive income                                                            19,133           20,264
                                                                                                   --------------   --------------
Shareholders' equity (GAAP measure)                                                                $    1,174,808   $    1,033,039
                                                                                                   ==============   ==============
Diluted book value per share of common stock, excluding
   accumulated other comprehensive income (Non-GAAP measure)                                       $        23.35   $        20.59
   Add:  Accumulated other comprehensive income                                                              0.35             0.38
                                                                                                   --------------   --------------
Diluted book value per share of common stock (GAAP measure)                                        $        23.70   $        20.97
                                                                                                   ==============   ==============

Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive income" provides useful supplemental information because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

NOTE: Prior period results per share and applicable share amounts have been restated to reflect the 3-for-2 common stock split effected in the form of a 50% stock dividend distributed on June 1, 2006.

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (Unaudited; in thousands, except per share data)

                                                                       Three Months Ended                Twelve Months Ended
                                                                 -------------------------------   -------------------------------
                                                                   12/31/2006       12/31/2005       12/31/2006       12/31/2005
                                                                 --------------   --------------   --------------   --------------
Revenue:
    Premium and fee income                                       $      318,159   $      257,608   $    1,156,578   $      990,211
    Net investment income                                                69,897           61,276          255,871          223,569
    Net realized investment gains (losses)                                1,022              469             (858)           9,003
                                                                 --------------   --------------   --------------   --------------
                                                                        389,078          319,353        1,411,591        1,222,783
                                                                 --------------   --------------   --------------   --------------
Benefits and expenses:
    Benefits, claims and interest credited to policyholders             234,525          184,050          847,486          725,207
    Commissions and expenses                                             90,727           81,502          330,681          293,555
                                                                 --------------   --------------   --------------   --------------
                                                                        325,252          265,552        1,178,167        1,018,762
                                                                 --------------   --------------   --------------   --------------
      Operating income                                                   63,826           53,801          233,424          204,021

Interest expense:
    Corporate debt                                                        5,143            3,895           20,172           15,607
    Junior subordinated deferrable interest debentures                    1,324            1,256            5,211            4,855
Income tax expense                                                       17,180           15,041           63,038           56,875
                                                                 --------------   --------------   --------------   --------------
      Income from continuing operations                                  40,179           33,609          145,003          126,684

Discontinued operations, net of taxes                                        (3)          (4,391)          (2,935)         (13,350)
                                                                 --------------   --------------   --------------   --------------
      Net income                                                 $       40,176   $       29,218   $      142,068   $      113,334
                                                                 ==============   ==============   ==============   ==============

Basic results per share of common stock:
    Income from continuing operations                            $         0.80   $         0.68   $         2.92   $         2.58
    Discontinued operations                                                   -            (0.09)           (0.06)           (0.27)
    Net income                                                             0.80             0.59             2.86             2.31

    Weighted average shares outstanding                                  49,932           49,577           49,631           49,008

Diluted results per share of common stock:
    Income from continuing operations                            $         0.78   $         0.67   $         2.85   $         2.52
    Discontinued operations                                                   -            (0.09)           (0.06)           (0.27)
    Net income                                                             0.78             0.58             2.79             2.25

    Weighted average shares outstanding                                  51,285           50,658           50,939           50,267

Dividends paid per share of common stock                         $         0.08   $         0.06   $         0.31   $         0.24

NOTE: Prior period results per share and applicable share amounts have been restated to reflect the 3-for-2 common stock split effected in the form of a 50% stock dividend distributed on June 1, 2006.

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                            (Unaudited; in thousands)

                                                                        12/31/2006        12/31/2005
                                                                     ---------------   ---------------
Assets:
     Investments:
       Fixed maturity securities, available for sale                 $     3,377,578   $     3,244,764
       Short-term investments                                                400,239            94,308
       Other investments                                                     705,563           573,532
                                                                     ---------------   ---------------
                                                                           4,483,380         3,912,604

     Cash                                                                     48,204            28,493
     Cost of business acquired                                               267,920           248,138
     Reinsurance receivables                                                 410,593           413,113
     Goodwill                                                                 93,929            93,929
     Securities lending collateral                                                 -           244,821
     Other assets                                                            251,975           235,644
     Assets held in separate account                                         114,474            99,428
                                                                     ---------------   ---------------
         Total assets                                                $     5,670,475   $     5,276,170
                                                                     ===============   ===============
Liabilities and Shareholders' Equity:
     Policy liabilities and accruals                                 $     2,107,644   $     1,862,872
     Policyholder account balances                                         1,119,218         1,039,610
     Corporate debt                                                          263,750           234,750
     Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities
       issued by unconsolidated subsidiaries                                  59,762            59,762
     Securities lending payable                                                    -           244,821
     Other liabilities and policyholder funds                                830,819           701,888
     Liabilities related to separate account                                 114,474            99,428
                                                                     ---------------   ---------------
         Total liabilities                                                 4,495,667         4,243,131

Shareholders' equity:
     Class A Common Stock                                                        480               313
     Class B Common Stock                                                         57                39
     Additional paid-in capital                                              474,722           442,531
     Accumulated other comprehensive income                                   19,133            20,264
     Retained earnings                                                       763,386           636,285
     Treasury stock, at cost                                                 (82,970)          (66,393)
                                                                     ---------------   ---------------
                                                                           1,174,808         1,033,039
                                                                     ---------------   ---------------
         Total liabilities and shareholders' equity                  $     5,670,475   $     5,276,170
                                                                     ===============   ===============

                          DELPHI FINANCIAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in thousands)

                                                                    12/31/2006        12/31/2005        12/31/2004
                                                                 ---------------   ---------------   ---------------
Operating activities:
    Net income                                                   $       142,068   $       113,334   $       123,543
    Adjustments to reconcile net income to net cash provided
         by operating activities:
       Change in policy liabilities and policyholder accounts            270,620           227,188           201,571
       Net change in reinsurance receivables and payables                  5,160            13,818           (16,568)
       Amortization, principally the cost of business acquired
        and investments                                                   70,935            62,014            49,325
       Deferred costs of business acquired                              (100,260)          (89,601)          (84,627)
       Net realized losses (gains) on investments                            858            (9,003)          (15,460)
       Net change in federal income tax liability                         28,590            16,924            24,057
       Other                                                             (15,046)          (25,274)          (17,746)
                                                                 ---------------   ---------------   ---------------
         Net cash provided by operating activities                       402,925           309,400           264,095
                                                                 ---------------   ---------------   ---------------

Investing activities:
    Purchases of investments and loans made                           (1,119,894)       (1,946,034)       (1,881,235)
    Sales of investments and receipts from repayment of loans            747,841         1,408,018         1,390,290
    Maturities of investments                                            206,223           180,292           211,483
    Net change in short-term investments                                (305,849)            1,484            18,991
    Change in deposit in separate account                                 (2,008)           (5,876)           (5,090)
                                                                 ---------------   ---------------   ---------------
         Net cash used by investing activities                          (473,687)         (362,116)         (265,561)
                                                                 ---------------   ---------------   ---------------

Financing activities:
    Deposits to policyholder accounts                                    200,820           102,708           140,173
    Withdrawals from policyholder accounts                              (131,229)         (101,701)          (88,251)
    Borrowings under revolving credit facility                            31,000            88,000            38,000
    Principal payments under revolving credit facility                    (2,000)          (11,000)          (24,000)
    Change in liability for Federal Home Loan Bank advances                    -           (30,000)          (65,000)
    Other financing activities                                            (8,118)            8,878             6,135
                                                                 ---------------   ---------------   ---------------
         Net cash provided by financing activities                        90,473            56,885             7,057
                                                                 ---------------   ---------------   ---------------

Increase in cash                                                          19,711             4,169             5,591
Cash at beginning of period                                               28,493            24,324            18,733
                                                                 ---------------   ---------------   ---------------
         Cash at end of period                                   $        48,204   $        28,493   $        24,324
                                                                 ===============   ===============   ===============